Exhibit 4.18

CALL OPTION AGREEMENT AMENDMENT

        THIS CALL OPTION AMENDEMENT AGREEMENT (“Amendment”) is made as of January 4, 2009 by and among Mr. Toh Kian Hong (NRIC Number: 7607980C) of 30B Lorong H Telok Kurau Singapore 426019 (“Alex”) on the one side and Top Image Systems Ltd., a corporation organized under the laws of Israel with principal offices at 2 HaBarzel Street, Ramat HaChayal, Tel Aviv, Israel (“TIS”) or any subsidiary of TIS, at TIS’s sole discretion (“Buyer”).

WHEREAS:

(A)	On the 12th day of June 2007, the parties entered into a Call Option Agreement (the “Option Agreement”) according to which Alex granted to TIS an option to purchase 49 fully-paid ordinary shares in the capital of Asiasoft Global Pte (the ‘Option Shares’), which shares represent 49% of the total issued and paid-up share capital of Asiasoft Global Pte (the “Company”); and

(B)	The parties desire to amend the terms and conditions of the Option Agreement and terminate and revoke certain conditions and replace them with the terms and conditions set forth hereinafter in this Amendment according to which TIS shall purchase the Option Shares from Alex, in consideration for the issuance to Alex of 400,000 TIS Shares whereby upon the completion of the exchange, TIS shall be the 100% owner of Asiasoft Global Pte. Ltd. (the “Transaction”).

NOW IT IS AGREED as follows:

1.	INTRODUCTION

1.1.	The preamble to this Amendment shall constitute an integral part thereof.

1.2.	In the event of any contradictions between this Amendment and the Option Agreement, this Amendment shall prevail. Otherwise, all provisions of the Option Agreement, which have not been expressly amended, terminated or revoked herein, shall continue to apply, mutatis mutandis, to the relationship between the parties hereunder.

2.	DEFINITIONS

For the purposes of this Amendment, all capitalized terms not specifically defined hereunder, shall have the meaning ascribed to them in the Option Agreement. The following terms shall be defined as follows:

2.1.	“Completion” means completion of this Amendment in accordance with Sections 4.4 and 4.5.

2.2.	“Consideration” means the Consideration Shares.

2.3.	“Consideration Shares” and “Transfer Price” means 400,000 fully paid and non-assessable TIS Shares.

2.4.	“Share Certificates” means any share certificates relating to the Option Shares and any and all other documents required to transfer the Option Shares to TIS and give effect to such transfer.

3.	TERMINATION OF CERTAIN SECTIONS

Sections 2.1, 2.2, 5.1 and 5.2 of the Option Agreement shall be terminated and revoked effective as of the Completion and, upon such Completion, shall be replaced by the agreements and undertakings of the parties contained herein. In the event the Completion of this Amendment will not take place, the Option Agreement shall continue to apply with full force and effect, and the Option Period shall be extended for an additional twelve (12) months.

4.	THE TRANSACTION

4.1.	On the terms and subject to the conditions set forth herein, at the Completion, Alex will sell, convey, transfer, assign and deliver to Buyer all right, title and interest in and to the Option Shares and Buyer will purchase the Option Shares and pay the Consideration, thereby purchasing 49% of the issued and outstanding share capital of the Company, on a fully diluted basis.

4.2.	Consideration. In consideration for the purchase of the Option Shares, Buyer will issue to Alex the Consideration Shares. The Consideration Shares shall be issued to Alex at Completion.

4.3.	Completion. Completion of the sale and purchase of the Option Shares shall take place at the registered office of Rajah & Tann (or at such other place as may be agreed) at 12 noon seven (7) days after the signing hereof, provided that if such day is not a business day then Completion shall take place at 12 noon on the first business day thereafter.

4.4.	At the Completion, Alex shall:

4.4.1.	Transfer or procure the transfer of the Option Shares and all Securities and Distributions accruing to such Option Shares during the Option Period to TIS;

4.4.2.	deliver or procure the delivery of all relevant share certificates and other documents of title in respect of the Option Shares to TIS;

4.4.3.	transfer to TIS for all benefits received in respect of the Option Shares between the Exercise Date and the date of Completion (both dates inclusive);

4.4.4.	deliver to TIS or as it shall direct any form of consent or waiver required from any other member of the Company to enable the transfer of the Option Shares to be registered in accordance with the Articles;

4.4.5.	use his best endeavours to procure registration of the transfer of the Option Shares and all Securities and Distributions forthwith (subject to the transfer being stamped with any necessary stamp duty at the expense of TIS); and

4.4.6.	do such things and execute such documents as shall be necessary or as TIS may reasonably request to give effect to the sale of the Option Shares to TIS under the terms and conditions contained herein ; and

4.4.7.	pay all taxes and fees connected to and imposed upon the sale and purchase of the Option Shares hereunder.

4.5.	At Completion, TIS shall:

4.5.1.	Issue and allot to Alex TIS Shares;

4.5.2.	File with all relevant authorities all reports required to give effect to the issuance of TIS Shares;

4.6.	Alex hereby represents, warrants, acknowledges and agrees that (i) he is not a U.S Person (as such is defined in Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and that the Consideration Shares issued hereunder are offered to Alex while being outside of the U.S.; (ii) that he has had an opportunity to review TIS’s filings with the Securities Exchange Commission (the “SEC”), including TIS’s annual report on form 20-F for the fiscal year ended December 31, 2007 and any current reports on form 6-K furnished with the SEC thereafter; (iii) he has such knowledge and experience in financial and business matters, and with respect to transactions of the kind and scope contemplated by this Agreement and is capable of evaluating the merits and risks of an investment in TIS and of making an informed investment decision based on his inquiries; (iv) he has satisfied himself as to the full observance of the laws of his jurisdiction in connection with any invitation to subscribe for the Consideration Shares or the purchase of and continued beneficial ownership of the Consideration Shares; (v) TIS is relying upon the representations in this Agreement in order to comply with the requirements of federal and state laws which afford to TIS an exemption from the registration and qualification requirements of the Securities Act and state securities laws; (vi) the Consideration Shares issued to Alex hereunder are acquired by Alex for investment purposes and not with a view to resell by Alex in violation of the Securities Act and the rules and regulations promulgated thereunder, all as amended from time to time; (vii) the Consideration Shares have not been registered by TIS for resale by Alex; (viii) the Consideration Shares may not be resold by Alex absent registration under the Securities Act or an exemption therefrom; and (ix) any certificate representing the Consideration Share shall bear a restrictive legend in customary form advising any holder thereof as to subclauses (vii) and (viii) herein. Notwithstanding the foregoing, the Consideration Shares will be subject to the following registration rights:

4.6.1.	During a period of 12 months from the date of signature of this Amendment (the “Registration Period”), if TIS proposes to register the sale of any of its equity securities under the Securities Act, for its own account or for the account of any security holders (other than any registration on Form S-8 or a successor form, or any registration on Form F-4 or a successor form), it shall promptly give a written notice to Alex of its intention to do so, and, if within twenty (20) days after receipt of such notice, Alex so requests in writing, and subject to the Securities Act, TIS shall include in such registration statement all the Consideration Shares, provided that if such registration statement is for an underwritten offering (i) and the managing underwriter informs TIS that the inclusion of Alex’s shares would jeopardize the success of such offering, in which case the number of Alex’s shares to be included shall be reduced to the amount, if any, that the managing underwriter believes would not jeopardize the success of the offering, provided that the number of shares to be included in such registration statement by all other holders exercising “piggyback” registration rights also are reduced in the same proportion. and (ii) Alex must accept the terms of the underwriting (including lock-up provisions) as agreed by the underwriters.

4.6.2.	If the Consideration Shares were not registered during the Registration Period, Alex may request, in writing within 20 days of termination of the Registration Period, that TIS effect the registration of the Consideration Shares. Within 120 days following such written request by Alex (“Additional Registration Term”), TIS shall, subject to the remainder of this Clause, use its best efforts to file a registration statement with the U.S. Securities and Exchange Commission and register the Consideration Shares for resale by Alex, TIS will be entitled to include other securities in a registration effected pursuant to this section 4.6.2.

4.6.3.	The foregoing registration rights shall terminate when 25% of the Consideration Shares held by Alex may be resold to the public over any 3 month period under the Securities Act pursuant to Rule 144 or otherwise.

4.6.4.	If TIS fails to register the Consideration Shares within the time frame specified under section 4.6.2 above, Alex shall be entitled to terminate this Amendment within 30 days following termination of the Additional Registration Term. Upon termination, the Transaction shall be conceded, and Alex shall be entitled to receive the Option Shares in return for the transfer of the Consideration Shares and neither party shall have any right or claim against the other party in connection with the Transaction, its cancellation and the termination of this Amendment.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	Alex hereby declares and represents that all the Warranties made by him in Clause 4 of the Option Agreement are, mutatis mutandis, true and correct in all material respects with the same force and effect as of the date of the Completion of the Option Agreement and will be true and correct in all material respects as of the date of the Completion of this Amendment.

5.2.	All covenants, agreements and conditions contained in the Option Agreement and this Amendment to be performed or complied with by him at or prior to Completion of the Option Agreement and prior to the Completion hereof, respectably, have been performed or complied with in all material respects.

5.3.	He has taken or caused to be taken all steps necessary to verify the accuracy of the information set forth in this Clause 5.

6.	MISCELLANEOUS

6.1.	This Amendment embodies all the terms and conditions agreed upon between the Parties hereto as to the transactions contemplated hereunder, and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties hereto with respect to the subject matter hereof, whether such be written or oral.

6.2.	In the event of any contradiction between the provisions contained herein and the Option Agreement, the provisions of this Amendment shall prevail.

6.3.	This Amendment may be amended only upon written instrument executed by both parties.

6.4.	This Amendment shall be governed by, and construed in accordance with, the laws of Israel In relation to any legal action or proceedings arising out of or in connection with this Agreement (the ‘Proceedings’), each party hereto irrevocably submits to the exclusive jurisdiction of the courts of Israel. Such submission shall not affect TIS’s right to take Proceedings in any other jurisdiction. Notwithstanding the above, all issues related to the registration of TIS shares shall be governed by and construed in accordance with US laws and regulations.

6.5.	This Amendment will come into force upon its approval by all authorized organs of TIS and is subject to such approval. If not approved within 14 days of its signing – this Amendment will be null and void and neither party shall have any right or claim against the other party in connection with negotiating and signing this Amendment.

IN WITNESS WHEREOF this Amendment has been entered into on the date stated at the beginning.

TOP IMAGE SYSTEMS LTD

SIGNED BY
Izhak Nakar

for and on behalf of
TOP IMAGE SYSTEMS LTD
in the presence of:

TOH KIAN HONG

SIGNED BY
TOH KIAN HONG
in the presence of: